Exhibit 99.1

March 31, 2015

Orthofix International Reports Third Quarter 2014 Results and Announces Filing of Restated Financial Statements

LEWISVILLE, Texas—(BUSINESS WIRE)— Orthofix International N.V. (NASDAQ:OFIX) (the “Company,” “we,” “us” or “our”), a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide, today filed with the Securities and Exchange Commission restated financial statements for fiscal years 2011, 2012 and 2013 and the fiscal quarter ended March 31, 2014, while also filing its late Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014. The Company continues to work to complete the procedures needed to file its 2014 Annual Report on Form 10-K with the Securities and Exchange Commission. As requested by a letter from NASDAQ, on March 25, 2015, the Company provided a written update to the Hearings Panel regarding these matters. The Company has requested that the Hearings Panel grant the Company relief from delisting through April 30, 2015 while it completes the filing of its 2014 Annual Report on Form 10-K.

Net sales in the third quarter of 2014 were $101.0 million, increasing 10.0% from net sales of $91.8 million in the third quarter of 2013. Third quarter 2014 net income from continuing operations was $28 thousand, or $0.00 per diluted share, compared to a net loss from continuing operations of $16.5 million for the same period last year, or $0.91 per diluted share. Adjusted net income from continuing operations for the third quarter of 2014 was $3.3 million, or $0.17 per diluted share, compared to $4.0 million, or $0.22 per diluted share, in the third quarter of 2013.

“We are pleased to have completed the extensive technical accounting work reflected in the restated financial statements we filed today,” commented President and Chief Executive Officer Brad Mason. “Despite this distraction, the underlying businesses remain solid as reflected in our financial and operating performance in the third quarter. Additionally, our year-to-date cash flow generation continued to strengthen our balance sheet and financial position.”

Third Quarter 2014 Net Sales Results

BioStim

Net sales in the BioStim strategic business unit (“SBU”) increased $7.6 million or 24.8% to $38.3 million in the third quarter of 2014 compared to $30.7 million for the same period in the prior year. The increase was primarily due to the 2013 reduction in third party payor revenue driven by our transition during the third quarter of 2013 to recognize revenue upon accumulation of the full billable package for third party payors, and to a lesser extent, order volume growth as a result of enhancements to the BioStim sales organization.

Biologics

Net sales in the Biologics SBU increased $0.7 million, or 5.3%, to $13.9 million in the third quarter of 2014 compared to $13.2 million for the same period in the prior year. The growth was primarily driven by an expanded sales channel as well as continued conversion to our next generation cell-based bone growth tissue technology (Trinity ELITE®).

Extremity Fixation

Net sales in the Extremity Fixation SBU increased $2.9 million, or 11.7%, to $27.6 million in the third quarter of 2014 compared to $24.7 million for the same period last year. The growth was driven by recent expanded product launches and an improvement in international sales, partially offset by declining revenue at our Brazil subsidiary, which has experienced significant disruption to the sales channel over the past year as we rebuild our sales organization.

Spine Fixation

Net sales in the Spine Fixation SBU decreased $2.0 million or 8.6% to $21.2 million in the third quarter of 2014 compared to $23.2 million for the same period last year primarily due to loss of sales momentum resulting from our efforts to reorganize the sales force in late 2013 through Q2 of 2014 to improve profitability.

Third Quarter 2014 Earnings Results and Adjusted EBITDA

Gross profit increased $9.0 million to $75.7 million in the third quarter of 2014 compared to $66.7 million for the same period last year. Gross profit as a percent of net sales was 75.0% for the third quarter of 2014 and 72.7% for 2013 during the same period. This increase was primarily driven by the change in third party payor revenue for the BioStim business in the third quarter of 2013, which recognized revenue upon accumulation of the full billable package for third party payors causing third quarter 2013 revenue to be lower. In addition, the third quarter of 2013 included additional reserves for excess and obsolete products in multiple SBUs.

Third quarter 2014 sales and marketing expense was $41.0 million, or 40.6% of net sales, compared to $39.1 million, or 42.6% of net sales, for the same period in the prior year. The expense increase was primarily due to higher commissions resulting from the increased BioStim sales.

General and administrative expense increased $5.9 million, or 45.5%, in the third quarter of 2014 to $18.8 million, compared to $12.9 million in the third quarter of 2013. General and administrative expense as a percent of net sales was 18.6% in the third quarter of 2014, compared to 14.2% for the same period in the prior year. The increase in G&A was primarily driven by investment in the following initiatives: implementation of an internal audit function; focused efforts on key process improvements; and remediation of material weaknesses and significant deficiencies. Further, $1.5 million has been spent in the first nine months of 2014 on our multi-year process and systems improvement effort, “Bluecore.”

Research and development expense increased $0.2 million in the third quarter of 2014 to $6.6 million, compared to $6.4 million in the same period in the prior year, as a result of increased spending in both clinical and pre-clinical studies. Research and development expense as a percent of net sales was 6.5% in the third quarter of 2014, compared to 6.9% for the same period in 2013.

Third quarter 2014 adjusted EBITDA from continuing operations was $17.8 million for the period, or 17.6% of sales, compared to $14.4 million, or 15.7% of sales, for the same period in the prior year. The increase in adjusted EBITDA was due primarily to the higher sales mix from the BioStim SBU compared to the prior year.

Third quarter 2014 net income from continuing operations was $28 thousand, or $0.00 per diluted share, compared to a net loss of $16.5 million, or $0.91 per diluted share, for the same period in 2013. Adjusted net income from continuing operations for the third quarter of 2014 was $3.3 million, or $0.17 per diluted share, compared to $4.0 million, or $0.22 per diluted share, in the third quarter of 2013.

Year-to-Date (as of September 30, 2014) Net Sales Results

BioStim

Net sales in the BioStim SBU increased 8.6% to $114.9 million in the first nine months of 2014 compared to $105.8 million for the same period in the prior year, an increase of $9.1 million. This year-over-year increase was primarily due to the reduction in third party payor revenue driven by our billable package transition in the third quarter of 2013, and to a lesser extent, order volume growth as a result of enhancements to the BioStim sales organization.

Biologics

Net sales in the Biologics SBU increased $0.9 million, or 2.3%, to $40.7 million in the first nine months of 2014, compared to $39.8 million for the same period in the prior year, due to an expanded sales channel as well as continued conversion to our next generation cell-based bone growth tissue technology (Trinity ELITE®). This increase was reduced slightly as a result of a decrease in the marketing fees received from Musculoskeletal Transplant Foundation (“MTF”) for Trinity products from 70% of retail price to 65% beginning April 2013.

Extremity Fixation

Net sales in the Extremity Fixation SBU increased $7.9 million, or 10.7%, to $82.0 million in the first nine months of 2014 compared to $74.1 million for the same period in 2013. Year-over-year revenue comparisons are impacted by the transition to sell-through accounting for certain of the Company’s distributors in the second quarter of 2013. Recent expanded product launches also contributed to increased sales as well as increased sales in the U.S. for our TrueLok product line. These items were partially offset by declining revenues at our Brazil subsidiary, which has experienced significant disruption to the sales channel over the past year as we rebuild our Brazil sales organization.

Spine Fixation

Net sales in the Spine Fixation SBU decreased $7.7 million, or 10.6%, to $64.3 million in the first nine months of 2014, compared to $72.0 million for the same period in 2013. This decrease primarily was due to loss of sales momentum resulting from our efforts to reorganize the sales force in late 2013 and through Q2 of 2014 to improve profitability.

Year-to-Date (as of September 30, 2014) Earnings Results and Adjusted EBITDA

Gross profit increased $5.6 million to $224.5 million in the first nine months of 2014 compared to $218.9 million for the same period in the prior year. Gross profit as a percent of net sales was 74.4% for the first nine months of 2014 and 75.0% for 2013 during the same period. The decrease in gross margin was primarily driven by changes in the product and sales channel mix resulting from rebuilding our Brazil sales organization, and reserves for excess and obsolete products across multiple SBUs.

Sales and marketing expense, which includes variable expenses such as commissions and provisions for bad debt, decreased 4.1% for the first nine months of 2014 compared to the prior year. Tighter cost controls on non-variable sales and marketing expenses, lower commission rates due to the reorganization of the Brazil and U.S. Spine Fixation sales forces, and lower Spine sales, resulted in an overall decrease in expense of $5.3 million to $124.2 million, compared to $129.5 million for the same period in the prior year. As a percent of net sales, sales and marketing related expense was 41.1% compared to 44.4% for the same period in 2013.

General and administrative expense increased $7.3 million, or 15.7%, in the first nine months of 2014 to $53.6 million compared to $46.4 million in the first nine months of 2013. General and administrative expense as a percent of net sales was 17.8% for the first nine months of 2014, compared to 15.9% for the same period in the prior year. This increase was primarily driven by investment in the following initiatives: implementation of an internal audit function; focused efforts on key process improvements; and remediation of material weaknesses and significant deficiencies. Additionally, medical insurance payouts have been unusually high in 2014 whereas in 2013 the payouts were unusually low. This has caused a large fluctuation from the prior year because the Company is self-insured up to a stop loss threshold. Approximately $1.5 million has been spent in the first nine months of 2014 on our multi-year process and systems improvement effort, “Bluecore.”

Research and development expense decreased $1.9 million in the first nine months of 2014 to $18.8 million, compared to $20.7 million in the first nine months of 2013. As a percent of net sales, research and development expense was 6.3% in the first nine months of 2014 compared to 7.1% for the same period in the prior year. The decrease was primarily driven by a $2.0 million payment to Musculoskeletal Transplant Foundation (“MTF”) in the second quarter of 2013 for the development and commercialization of Trinity ELITE®, which was released in the first half of 2013.

Year-to-date (as of September 30, 2014) adjusted EBITDA from continuing operations was $49.0 million for the period, or 16.2% of sales, compared to $47.4 million, 16.2% of sales, in the same period in the prior year. The increase in adjusted EBITDA on a dollar basis was due to the $10.3 million increase in net sales.

Year-to-date (as of September 30, 2014) net income from continuing operations was $1.3 million compared to a net loss of $8.6 million for the same period in the prior year. Adjusted net income from continuing operations was $11.1 million, or $0.60 per diluted share, compared to $14.2 million, or $0.75 per diluted share, for the same period in the prior year.

Summary of Restated Financial Statements

On March 24, 2014, the Company filed restated financial statements for the fiscal years ended December 31, 2012, 2011 and 2010 and the fiscal quarter ended March 31, 2013 (the “Original Restatement”). Subsequently, in connection with the Company’s preparation of its consolidated interim quarterly financial statements for the fiscal quarter ended June 30, 2014, the Company determined that certain entries with respect to previously filed financial statements were not properly accounted for under U.S. generally accepted accounting principles (“U.S. GAAP”). Due to these errors, the Company determined in August 2014 to restate its consolidated financial statements for the fiscal years ended December 31, 2013, 2012 and 2011 (including the interim quarterly periods therein) and the fiscal quarter ended March 31, 2014, and that the previously filed financial statements for these periods should no longer be relied upon.

Today, the Company has filed amendments to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K/A”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (the “2014 First Quarter Form 10-Q/A”), as well as its late Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014, respectively (the “2014 Second Quarter Form 10-Q” and the “2014 Third Quarter Form 10-Q”). Restated consolidated financial statements for the fiscal years ended December 31, 2013, 2012 and 2011 are contained in the 2013 Form 10-K/A, and restated condensed consolidated financial statements for the fiscal quarters ended March 31, 2014 and 2013 are contained in the 2014 First Quarter Form 10-Q/A. In addition, restated condensed consolidated financial statements for the fiscal quarters ended June 30, 2013 and September 30, 2013 are contained in the 2014 Second Quarter Form 10-Q and the 2014 Third Quarter Form 10-Q, respectively. The Company refers to the restated consolidated financial statements for these periods contained in these filings as the “Further Restatement.” The errors corrected by the Further Restatement are as follows:

•

Co-Pay and Self-Pay Revenue Adjustments—A majority of revenue from the Company’s BioStim SBU is derived from third parties, which is subject to change due to contractual adjustments related to commercial insurance carriers, and may include certain patient co-pay amounts. The Company previously recorded certain co-pay and self-pay amounts as revenue, with estimated uncollectible portions being recognized as bad debt expense. Given that the collectability of co-pay and self-pay amounts was not reasonably assured, the conditions for revenue recognition had not been met and revenue for those amounts should not have been recognized until collected. Adjustments to correct the foregoing reduce equally both the Company’s historical net sales and its sales and marketing expense by approximately $2.2 million, $9.0 million and $6.0 million for the fiscal years ended December 31, 2013, 2012 and 2011, respectively, and $1.4 million for the fiscal quarter ended March 31, 2014. Additionally, there was $1.4 million in the fiscal quarter ended March 31, 2014 related to contractual amounts from commercial insurance carriers that was incorrectly classified to bad debt expense rather than as a reduction of revenue, for a total reduction to bad debt and revenue of $2.8 million for the fiscal quarter ended March 31, 2014. These adjustments have no effect on net income from continuing operations or net income in these periods.

•	Bad Debt Timing Adjustments—Certain bad debt reserves originally recorded in fiscal years 2011 and 2012 were reversed in incorrect periods during the preparation of the Original Restatement in connection with the change to sell-through accounting for certain distributors. As a result, sales and marketing expense was understated by approximately $1.5 million and $1.1 million for the fiscal years ended December 31, 2013 and 2012, respectively, and overstated by approximately $2.1 million for the fiscal year ended December 31, 2011.

•	Accounts Receivable Reserve Adjustments—As part of analyzing collections experience on accounts receivable, the Company identified that it had incorrectly considered certain deferred revenue amounts included in gross accounts receivable when calculating estimated reserves. Specifically, the computation of the contractual allowances and bad debt allowances, which serves to adjust accounts receivable to the estimated collectible amount, incorrectly assumed that some percentage of deferred amounts would be collected, rather than fully deferring these amounts. Adjustments to correct this error resulted in a net decrease in operating income of $0.7 million and $0.2 million for the fiscal years ended December 31, 2013 and 2011, respectively, and a net increase in operating income of $2.1 million for the fiscal year ended December 31, 2012, as well as a net decrease in operating loss of $1.5 million for the fiscal quarter ended March 31, 2014.

•	Intercompany Profit Adjustments—As part of the Original Restatement, the Company made certain corrections to prior period excess and obsolete inventory reserves. The effect of these corrections was not considered when determining the adjustments needed to eliminate intercompany profits from inventories in the Original Restatement. Adjustments to correct this error resulted in an increase to cost of sales of $1.1 million, $0.2 million and $0.3 million for the fiscal years ended December 31, 2013, 2012 and 2011, respectively, as well as an increase to cost of sales of $3.0 million for the fiscal quarter ended March 31, 2014.

•	Inventory:

•	Inventory Existence—As part of the remediation activities that followed the Original Restatement, the Company expanded its procedures in the second quarter of 2014 to validate the existence of field inventory held by independent sales representatives and noted that, in many cases, this inventory had higher rates of missing inventory (“shrinkage”) than previously estimated. To determine whether these higher error rates were pervasive across its field inventory, the Company counted approximately 90% of its field inventory during the third and fourth fiscal quarters of 2014. These counts resulted in the identification of errors relating to previous estimates of shrinkage. Adjustments in the Further Restatement to correct these errors, net of the related effect on previously recorded excess and obsolete inventory reserves, resulted in an increase to cost of sales of $0.4 million, $0.3 million and $0.2 million for the fiscal years ended December 31, 2013, 2012 and 2011, respectively, as well as an increase to cost of sales of $0.2 million for the fiscal quarter ended March 31, 2014.

•	Inventory Reserves - In connection with its remediation efforts associated with the material weakness noted in the Original Restatement related to inventory reserves, the Company concluded that it was not appropriately calculating inventory reserves, including its consideration of demand assumptions for “kits”, which contain a variety of “piece part” components to be used during surgery as well as inventory held by third parties under inventory purchase obligations. Adjustments to correct this error resulted in an increase to cost of sales of $3.2 million, $1.5 million and $0.1 million for the fiscal years ended December 31, 2013, 2012 and 2011, respectively, as well as an increase to cost of sales of $2.4 million for the fiscal quarter ended March 31, 2014.

•	Other Adjustments—In addition to the adjustments described above, the Company has corrected certain other items. The impact of correcting these items results in a decrease to income tax expense of $0.5 million and $1.1 million for the fiscal years ended December 31, 2013 and 2012, respectively; these adjustments are separate from the tax effect of the errors described above.

Conference Call

Orthofix anticipates hosting a conference call in April in conjunction with the announcement of the Company’s financial results for the fourth quarter of 2014 and the full 2014 fiscal year.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company’s sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to: risks relating to our restatements of our financial statements for prior periods and related legal proceedings (including potential action by the Division of Enforcement of the SEC and pending securities class action litigation); our pending Nasdaq Hearing Panel proceeding; the Company’s review of allegations of improper payments involving the Company’s Brazil-based subsidiary; the expected sales of the Company’s products, including recently launched products; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including the Company’s indemnification obligations with respect to certain product liability claims against, and the government investigation of, the Company’s former sports medicine global business unit); the Company’s ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation), a deferred prosecution agreement with the U.S. Department of Justice and a Consent Decree with the SEC; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy; corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions; and other risks described in Item 1A under the heading “Risk Factors” in the 2013 Form 10-K/A, as well as in other subsequent periodic reports filed by the Company with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

The following tables present sales and constant currency sales growth by SBU for the three months and nine months ended September 30, 2014, and 2013, respectively. Some calculations may be impacted by rounding.

	Net Sales by SBU Three Months Ended September 30,
(Unaudited, U.S. Dollars in thousands)	2014	2013	Reported Growth	Constant Currency Growth
		(Restated)
BioStim	$38,285	$30,654	25%	25%
Biologics	$13,856	$13,216	5%	5%
Extremity Fixation	$27,636	$24,705	12%	9%
Spine Fixation	$21,217	$23,231	(9)%	(9)%

Total Net Sales	$100,994	$91,806	10%	9%

	Net Sales by SBU Nine Months Ended September 30,
(Unaudited, U.S. Dollars in thousands)	2014	2013	Reported Growth	Constant Currency Growth
		(Restated)
BioStim	$114,937	$105,828	9%	9%
Biologics	$40,718	$39,816	2%	2%
Extremity Fixation	$82,005	$74,112	11%	9%
Spine Fixation	$64,333	$71,969	(11)%	(11)%

Total Net Sales	$301,933	$291,725	3%	3%

The following table presents net margin, which we define as gross profit less sales and marketing expenses, by SBU for the three months and nine months ended September 30, 2014, and 2013, respectively, as well as reconciliations to operating income. Some calculations may be impacted by rounding.

Net Margin by SBU

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, U.S. Dollars in thousands)	2014	2013	2014	2013
		(Restated)		(Restated)
Net Margin
BioStim	$16,442	$13,397	$49,168	$48,614
Biologics	6,504	6,737	19,500	18,463
Extremity Fixation	8,361	7,089	21,952	17,980
Spine Fixation	3,958	913	11,147	5,796
Corporate	(537)	(470)	(1,411)	(1,376)

Total net margin	$34,728	$27,666	$100,356	$89,477

General and administrative	18,814	12,933	53,643	46,355
Research and development	6,572	6,361	18,818	20,653
Amortization of intangible assets	508	616	1,753	1,725
Costs related to the accounting review and restatement	2,326	2,664	12,959	2,664
Impairment of goodwill	—	19,193	—	19,193

Operating income (loss)	$6,508	$(14,101)	$13,183	$(1,113)

The following table reconciles reported net income from continuing operations to EBITDA and adjusted EBITDA for the three months ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, and September 30, 2014. Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended
(Unaudited, U.S. Dollars, in thousands)	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Net income (loss) from continuing operations	$28	$3,266	$(1,948)	$(9,639)	$(16,504)	$2,012	$5,926
Other income and expenses[1]	1,927	324	531	(427)	1,615	1,507	(23)
Income tax expense	4,763	3,309	1,179	(392)	383	3,247	4,363
Depreciation and amortization	5,578	5,913	5,603	5,778	5,302	5,201	5,046
Stock-based compensation	1,729	1,187	1,187	1,553	1,277	1,494	1,943

EBITDA	$14,025	$13,999	$6,552	$(3,127)	$(7,927)	$13,461	$17,255

Strategic Investments in MTF	0	0	0	0	500	2,000	0
Accounting review and restatement	2,326	2,327	8,306	10,280	2,665	0	0
Infrastructure investments	1,452	0	0	0	0	0	0
Succession charges	0	0	0	0	0	1,071	3,537
Demutualization of a mutual insurance company	0	0	0	0	0	0	(4,406)
Goodwill impairment	0	0	0	0	19,193	0	0

Adjusted EBITDA	$17,803	$16,326	$14,858	$7,153	$14,431	$16,532	$16,386

As a % of Sales	17.6%	16.2%	14.9%	6.8%	15.7%	16.9%	16.0%

1.	Other income and expense represents foreign exchange gain/loss and interest expense

The following table reconciles reported net income from continuing operations to EBITDA and adjusted EBITDA for the nine months ended September 30, 2013 and September 30, 2014. Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Nine Months Ended
(Unaudited, U.S. Dollars, in thousands)	9/30/2014	9/30/2013
Net income (loss) from continuing operations	1,346	(8,566)
Other income and expenses[1]	2,781	3,099
Income tax expense	9,251	7,993
Depreciation and amortization	17,094	15,585
Stock-based compensation	4,103	4,714

EBITDA	$34,575	$22,825

Strategic Investments in MTF	0	2,500
Accounting review and restatement	12,959	2,664
Infrastructure investments	1,452	0
Succession charges	0	4,608
Demutualization of a mutual insurance company	0	(4,406)
Goodwill impairment	0	19,193

Adjusted EBITDA	$48,986	$47,384

As a % of Sales	16.2%	16.2%

1.	Other income and expense represents foreign exchange gain/loss and interest expense

The following table reconciles reported net income from continuing operations to adjusted net income from continuing operations for the three months ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, and September 30, 2014. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended
(Unaudited, U.S. Dollars, in thousands)	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Net income (loss) from continuing operations	$28	$3,266	$(1,948)	$(9,639)	$(16,504)	$2,012	$5,926
Strategic Investments in MTF	—	—	—	—	315	1,260	—
Accounting review and restatement	1,465	1,466	5,233	6,476	1,679	—	—
Infrastructure investments	914	—	—	—	—	—	—
Succession charges	—	—	—	—	—	834	2,756
Foreign exchange (gain)/loss	850	(158)	(43)	(561)	631	629	(393)
Demutualization of a mutual insurance company	—	—	—	—	—	—	(2,776)
Goodwill impairment	—	—	—	—	17,849	—	—

Adjusted net income (loss) from continuing operations	$3,257	$4,574	$3,242	$(3,721)	$3,970	$4,735	$5,513

The following table reconciles reported net income from continuing operations per diluted share to adjusted net income from continuing operations per diluted share for the three months ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, and September 30, 2014. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended
(Unaudited, per diluted share)	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
EPS from continuing operations	$0.00	$0.18	$(0.11)	$(0.53)	$(0.91)	$0.10	$0.30
Strategic Investments in MTF	—	—	—	—	0.02	0.07	—
Accounting review and restatement	0.08	0.08	0.29	0.36	0.09	—	—
Infrastructure investments	0.05	—	—	—	—	—	—
Succession charges	—	—	—	—	—	0.04	0.14
Foreign exchange (gain)/loss	0.05	(0.01)	(0.00)	(0.03)	0.03	0.03	(0.02)
Demutualization of a mutual insurance company	—	—	—	—	—	—	(0.14)
Goodwill impairment	—	—	—	—	0.98	—	—

Adjusted EPS from continuing operations	$0.17	$0.25	$0.18	$(0.21)	$0.22	$0.25	$0.28

The following table reconciles reported net income from continuing operations to adjusted net income from continuing operations for the nine months ended September 30, 2013 and September 30, 2014, respectively. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP performance measures section at the end of this press release for more information about the specified items below.

	Nine Months Ended
(Unaudited, U.S. Dollars, in thousands)	9/30/2014	9/30/2013
Net income (loss) from continuing operations	$1,346	$(8,566)
Strategic Investments in MTF	—	1,575
Accounting review and restatement	8,164	1,679
Infrastructure investments	914	—
Succession charges	—	3,590
Foreign exchange (gain)/loss	648	867
Demutualization of a mutual insurance company	—	(2,776)
Goodwill impairment	—	17,849

Adjusted net income from continuing operations	$11,072	$14,218

The following table reconciles reported net income from continuing operations per diluted share to adjusted net income from continuing operations per diluted share for the nine months ended September 30, 2013 and September 30, 2014, respectively. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP performance measures section at the end of this press release for more information about the specified items below.

	Nine Months Ended
(Unaudited, per diluted share)	9/30/2014	9/30/2013
EPS from continuing operations	$0.07	$(0.45)
Strategic Investments in MTF	—	0.08
Accounting review and restatement	0.44	0.09
Infrastructure investments	0.05	—
Succession charges	—	0.19
Foreign exchange (gain)/loss	0.03	0.05
Demutualization of a mutual insurance company	—	(0.15)
Goodwill impairment	—	0.94

Adjusted EPS from continuing operations	$0.60	$0.75

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

For the three and nine months ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited U.S. Dollars, in thousands, except share and per share data)	2014	2013	2014	2013
		(Restated)		(Restated)
Product sales	$88,296	$80,037	$265,175	$256,207
Marketing service fees	12,698	11,769	36,818	35,518

Net sales	100,994	91,806	301,993	291,725
Cost of sales	25,268	25,064	77,455	72,789

Gross profit	75,726	66,742	224,538	218,936
Operating expenses
Sales and marketing	40,998	39,076	124,182	129,459
General and administrative	18,814	12,933	53,643	46,355
Research and development	6,572	6,361	18,818	20,653

Amortization of intangible assets	508	616	1,753	1,725
Costs related to the accounting review and restatement	2,326	2,664	12,959	2,664
Impairment of goodwill	—	19,193	—	19,193

	69,218	80,843	211,355	220,049

Operating income (loss)	6,508	(14,101)	13,183	(1,113)
Other income and (expense)
Interest expense, net	(395)	(539)	(1,355)	(1,536)
Other income (expense), net	(1,322)	(1,481)	(1,231)	2,076

	(1,717)	(2,020)	(2,586)	540

Income (loss) before income taxes	4,791	(16,121)	10,597	(573)
Income tax expense	(4,763)	(383)	(9,251)	(7,993)

Net income (loss) from continuing operations	28	(16,504)	1,346	(8,566)

Discontinued operations
Income (loss) from discontinued operations	260	(2,375)	(6,363)	(14,427)
Income tax benefit (expense)	164	43	2,278	4,593

Net income (loss) from discontinued operations	424	(2,332)	(4,085)	(9,834)

Net income (loss)	$452	$(18,836)	$(2,739)	$(18,400)

Net income (loss) per common share—basic:
Net income (loss) from continuing operations	$0.00	$(0.91)	$0.07	$(0.45)
Net income (loss) from discontinued operations	0.02	(0.13)	(0.22)	(0.52)

Net income (loss) per common share—basic	$0.02	$(1.04)	$(0.15)	$(0.97)

Net income (loss) per common share—diluted:
Net income (loss) from continuing operations	$0.00	$(0.91)	$0.07	$(0.45)
Net income (loss) from discontinued operations	0.02	(0.13)	(0.22)	(0.52)

Net income (loss) per common share—diluted	$0.02	$(1.04)	$(0.15)	$(0.97)

Weighted average number of common shares:
Basic	18,577,540	18,142,935	18,408,238	18,897,887
Diluted	18,773,386	18,142,935	18,564,522	18,897,887
Other comprehensive income (loss), before tax:
Unrealized gain (loss) on derivative instrument, net of tax	$112	$583	$184	$487
Foreign currency translation adjustment
	(3,302)	3,206	(2,728)	(184)

Comprehensive income (loss)	$(2,738)	$(15,047)	$(5,283)	$(18,097)

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

(Unaudited U.S. Dollars, in thousands except share and per share data)	September 30, 2014	December 31, 2013
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$29,825	$28,924
Restricted cash	34,630	23,761
Trade accounts receivable, less allowance for doubtful accounts of $8,118 and $9,111 at September 30, 2014 and December 31, 2013, respectively	62,505	70,811
Inventories	64,266	72,678
Deferred income taxes	39,847	39,999
Prepaid expenses and other current assets	39,272	28,933

Total current assets	270,345	265,106
Property, plant and equipment, net	49,616	54,372
Patents and other intangible assets, net	7,455	9,046
Goodwill	53,565	53,565
Deferred income taxes	21,226	22,394
Other long-term assets	8,838	7,492

Total assets	$411,045	$411,975

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$—	$—
Trade accounts payable	13,233	20,674
Other current liabilities	68,148	48,225

Total current liabilities	81,381	68,899
Long-term debt	—	20,000
Deferred income taxes	12,886	13,026
Other long-term liabilities	11,762	12,736

Total liabilities	106,029	114,661
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,604,197 and 18,102,335 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	1,861	1,810
Additional paid-in capital	231,038	216,653
Retained earnings	71,158	73,897
Accumulated other comprehensive income	959	3,503

Total shareholders’ equity	305,016	295,863

Total liabilities and shareholders’ equity	$411,045	$410,524

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2014 and 2013

(Unaudited U.S. Dollars, in thousands)	Nine Months Ended 2014	September, 30, 2013
		(Restated)
Cash flows from operating activities:
Net loss	$(2,739)	$(18,400)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,094	15,585
Amortization of debt costs	490	540
Amortization of exclusivity agreements	1,698	1,069
Provision for doubtful accounts	539	2,754
Deferred income taxes	75	(223)
Share-based compensation	4,103	4,714
Impairment of goodwill	—	19,193
Excess income tax benefit on employee stock-based awards	(202)	(82)
Other	1,581	(1,165)
Changes in operating assets and liabilities:
Trade accounts receivable	6,118	30,374
Inventories	5,545	(8,777)
Prepaid expenses and other current assets	5,002	6,405
Trade accounts payable	(6,782)	(8,028)
Other current liabilities	3,401	9,485
Other long-term assets	66	(1,425)
Other long-term liabilities	(23)	(116)

Net cash provided by operating activities	35,966	51,903
Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(11,324)	(19,427)
Capital expenditures for intangible assets	(170)	(4,525)
Purchase of other investments	(1,457)	(1,232)
Sale of other investments	32	—

Net cash used in investing activities	(12,919)	(25,184)

Cash flows from financing activities:
Net proceeds from issuance of common shares	10,333	3,431
Repayment of bank borrowings, net	—	(16)
Repayments of long-term debt	(20,000)	—
Changes in restricted cash	(11,023)	(1,371)
Repurchase of treasury shares	—	(39,494)
Excess income tax benefit on employee stock-based awards	202	82

Net cash used in financing activities	(20,488)	(37,368)
Effect of exchange rate changes on cash	(1,658)	611

Net increase (decrease) in cash and cash equivalents	901	(10,038)
Cash and cash equivalents at the beginning of the period	28,924	30,767

Cash and cash equivalents at the end of the period	$29,825	$20,729

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net income from continuing operations and net income from continuing operations per diluted share calculated in accordance with GAAP to non-GAAP performance measures, referred to as “Net Margin,” “EBITDA,” “Adjusted EBITDA,” “Adjusted net income (loss) from continuing operations” and “Adjusted net income (loss) from continuing operations per diluted share,” that exclude the items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information below.

Reconciliations of Non-GAAP Performance Measures

Adjusted EBITDA Reconciling Items

•	Strategic investment in MTF—costs related to the Company’s strategic investment with MTF in the development and commercialization of a next generation cell-based bone growth technology.

•	Accounting review and restatement—legal, accounting, and other professional costs related to the Company’s accounting review and restatement.

•	Infrastructure investments—costs associated with our multi-year process and systems improvement effort, “Bluecore.”

•	Succession charges—in 2013 these costs relate to the succession of certain of the Company’s former executive officers.

•	Demutualization of a mutual insurance company—the Company received cash related to the demutualization of a mutual insurance company, in which the Company was an eligible member to share in such proceeds.

•	Goodwill impairment—as a result of the Company’s change in reporting structure in July of 2013, the Company allocated goodwill to each reporting unit, and subsequently evaluated all reporting units, including the Extremity Fixation and Spine Fixation reporting units, for the possible impairment of goodwill. The result of this evaluation was a full impairment of the goodwill allocated to the Extremity Fixation and Spine Fixation reporting units, totaling $19.2 million.

Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Diluted Share Reconciling Items

Note: The reconciling items were tax affected in the current period at the prevailing rate within the respective jurisdictions.

•	Strategic investment in MTF—costs related to the Company’s strategic investment with MTF in the development and commercialization of a next generation cell-based bone growth technology.

•	Accounting review and restatement—legal, accounting, and other professional costs related to the Company’s accounting review and restatement.

•	Succession charges—in 2013 these costs relate to the cessation of employment of certain of the Company’s former executive officers.

•	Foreign exchange (gain)/loss—due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Demutualization of a mutual insurance company—the Company received cash related to the demutualization of a mutual insurance company, in which the Company was an eligible member to share in such proceeds.

•	Goodwill impairment—as a result of the Company’s change in reporting structure in July of 2013, the Company allocated goodwill to each reporting unit, and subsequently evaluated all reporting units, including the Extremity Fixation and Spine Fixation reporting units, for the possible impairment of goodwill. The result of this evaluation was a full impairment of the goodwill allocated to the Extremity Fixation and Spine Fixation reporting units, totaling $19.2 million.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Orthofix International N.V.

Investor Contact:

Mark Quick, 214-937-2924

markquick@orthofix.com

or

Media Contact:

Denise Landry, 214-937-2529

deniselandry@orthofix.com

Source: Orthofix International N.V.